EXHIBIT 10.407(iii)

SECOND AMENDMENT TO AMENDED AND RESTATED
INSURED DEPOSIT ACCOUNT AGREEMENT

This SECOND AMENDMENT (this “Second Amendment”), dated February 14, 2023 to the Amended and Restated Insured Deposit Account Agreement (the “IDA Agreement”), dated as of November 24, 2019, by and among TD Bank USA, TD Bank, The Charles Schwab Corporation and, pursuant to the Consent, Agreement and Joinder, dated as of October 5, 2020, TD Ameritrade Inc., TD Ameritrade Clearing, Inc., Charles Schwab Trust Bank, as successor to TD Ameritrade Trust Company and Charles Schwab & Co. (“CS&Co.” and together with The Charles Schwab Corporation, “Schwab”), as amended by the Amendment to the Amended and Restated Insured Deposit Account Agreement (the “Prior Amendment”), dated as of November 24, 2021, is entered into in accordance with Section 31 of the IDA Agreement.
NOW, THEREFORE, the parties hereto amend the IDA Agreement and Prior Amendment as follows:
1.Section 4 of the IDA Agreement. Section 4 of the IDA Agreement is hereby amended and restated as follows:
“The Depository Institutions, TD Ameritrade Inc., Charles Schwab Trust Bank, as successor to TD Ameritrade Trust Company, TD Ameritrade Clearing, Inc., and Schwab agree to the following process for setting the interest rate on deposits:

(a) Subject to the last sentence of this clause (a), the interest rate payable by the Depository Institutions on the Master Accounts for credit to the Customer Accounts during any day shall be such rates(s) as determined by Charles Schwab Bank, SSB, Charles Schwab Premier Bank, SSB, and Charles Schwab Trust Bank (together, the “Schwab Banks”) for the deposit sweep program operated by the Broker-Dealers, as such interest rate is applied below to calculate accrued interest to be credited to the Master Accounts. The interest rate to be paid on funds in the Customer Accounts may vary depending on the value of the Customer’s assets, including funds on deposit in such Customer’s Customer Account. The Depository Institutions shall have no responsibility for setting or for disclosing or monitoring the pass-through of interest rates accrued or paid in the Master Accounts to Customer Accounts. The Broker-Dealers shall notify the Depository Institutions of the accrued interest to be credited to the Master Accounts by e-mail, on each Business Day, no later than such time on such Business Day as agreed by the parties in writing, or at such other time or in such other manner as the parties may otherwise mutually agree in writing. If a Broker-Dealer does not timely provide such notification, no interest shall be credited to the Master Accounts for the applicable Business Day; provided that on or before the last Business Day of any calendar month in which there were one or more Business Days for which no such interest was credited, the Broker-Dealer may provide notice to the Depository Institutions of the amount of interest to be credited for such applicable Business Days and the Depository Institutions shall have a reasonable opportunity to apply such credit.1 For clarity, no interest shall be credited on a day that is not a Business Day and the Broker-Dealers shall have sole responsibility for crediting to the

1 Given Exhibit A is calculated for each calendar month, the amounts credited to the Master Account for each day in such month needs to be known by the end of the month.

respective Customer Accounts of their Customers all such interest amounts credited by the Depository Institutions to the Master Accounts, and for withdrawing such amounts from the Master Accounts for payment to or on behalf of their Customers. Notwithstanding anything in this clause (a) to the contrary, in no event shall the interest rate be set by the Schwab Banks that would require the Depository Institutions to pay (and in no event shall the Depository Institutions be otherwise required to pay), during any calendar month, interest on the Master Accounts that exceeds the amount computed in accordance with Exhibit A with respect to the aggregate balances in the Master Accounts during such calendar month.

(b) All interest amounts credited to the Master Accounts in accordance with instructions provided by the Broker-Dealers to the Depository Institutions pursuant to Section 4(a) shall, upon crediting to the Master Accounts, be deemed to be “actual interest paid by the Depository Institutions” as of the Business Day of such crediting for purposes of Section 5(e)(ii).

(c) Notwithstanding Sections 4(a) and 4(b), in respect of the Trust Master Account, Sections 4(a) and 4(b) of the IDA Agreement as it existed immediately prior to this Second Amendment becoming effective, will apply and parties’ existing procedures and procedures in respect of such Trust Master Account will continue to apply unless and until otherwise agreed by the parties in writing. "Trust Master Account" means the Master Account number XXXXXXXXXX.

2.Section 5(g) of the IDA Agreement. Section 5(g) of the IDA Agreement is hereby amended and restated as follows:
“(g) The mechanics of the payment of the Sweep Arrangement Fee may vary from time to time as agreed to in writing by the parties. The parties hereto agree that no portion of the Sweep Arrangement Fee shall compensate the Broker-Dealers, or reimburse the Broker-Dealers for expenses incurred, in connection with acting as messenger for their respective Customers. The Sweep Arrangement Fee shall be allocated between the Depository Institutions as may be determined by the Depository Institutions in their sole discretion. For avoidance of any doubt, the Sweep Arrangement Fee reflects the elements of the various services and interests paid and does not constitute a derivative contract. If, notwithstanding Section 4(a), the amount of interest accrued on the Master Accounts for a calendar month exceeds the amount calculated pursuant to Exhibit A for such month, the Broker-Dealers shall hold the Depository Institutions harmless for an amount equal to the difference of such accrued interest minus the amount calculated pursuant to Exhibit A for the same period and shall pay the Depository Institutions such amount by wire transfer of immediately available funds within two (2) Business Days after the applicable amount pursuant to Exhibit A shall have been determined by the Depository Institutions.”

3.References to the IDA Agreement. After giving effect to this Second Amendment, each reference in the IDA Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import referring to the IDA Agreement shall refer to the IDA Agreement as amended, including as amended by this Second Amendment.

4.Amendment. Except as expressly amended by this Second Amendment and the Prior Amendment, the terms of the IDA Agreement shall remain unchanged and continue in full force and effect.

5.Counterparts. This Second Amendment may be executed in a number of counterparts, including by facsimile and electronic mail, each of which when so executed and delivered shall constitute an original, but such counterparts together shall constitute one and the same Second Amendment.

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The undersigned have duly executed this Second Amendment as of the date first written above.

TD BANK USA, NATIONAL ASSOCIATION	TD AMERITRADE CLEARING, INC.

By: /s/ Xihao Hu	By: /s/ Michael Asmus
Name: Xihao Hu	Name: Michael Asmus
Title: EVP and Chief Financial Officer	Title: Treasurer

TD BANK, NATIONAL ASSOCIATION	TD AMERITRADE, INC.

By: /s/ Xihao Hu	By: /s/ Michael Asmus
Name: Xihao Hu	Name: Michael Asmus
Title: EVP and Chief Financial Officer	Title: Treasurer

THE CHARLES SCHWAB CORPORATION	CHARLES SCHWAB TRUST BANK, as successor to TD AMERITRADE TRUST COMPANY

By: /s/ Peter Crawford	By: /s/ Clint Smith
Name: Peter Crawford	Name: Clint Smith
Title: Managing Director and Chief Financial Officer	Title: Managing Director

CHARLES SCHWAB & CO., INC.

By: /s/ Peter Crawford
Name: Peter Crawford
Title: Managing Director and Chief Financial Officer

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